EXHIBIT 11.1 COMPUTATIONS OF BASIC NET LOSS PER SHARE.

                                 TRIMERIS, INC.

             STATEMENTS RE: COMPUTATIONS OF BASIC NET LOSS PER SHARE
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                      YEAR ENDED DECEMBER 31,
                                                        -----------------------------------------------------

                                                            1997                1998                1999
                                                        --------------      --------------      -------------
Common shares outstanding (weighted average).......             7,295              10,547             12,411
Common stock equivalents
   (using the treasury stock method):
   Stock Options and Awards (weighted average)
   Pursuant to Staff Accounting Bulletin No. 83 (A)               100                 100                100
                                                        --------------      --------------      -------------
Total..............................................             7,395              10,647             12,511
                                                        ==============      ==============      =============
Net loss...........................................         $ (11,428)          $ (19,002)         $ (14,595)
                                                        ==============      ==============      =============
Basic net loss per common share....................         $   (1.55)          $  (1.78)          $   (1.17)
                                                        ==============      ==============      =============


(A)      Treated as if outstanding for all periods presented.